Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

First QUARTER 2022 FINANCIAL RESULTS

Base Dividend of $0.36 Per Share Declared for Second Quarter 2022

Board of Directors Declared Supplemental Dividend of $0.07 Per Share

EVANSTON, Ill., May 5, 2022 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights

•
Total investment income of $20.5 million
•
Net investment income of $10.3 million, or $0.42 per share
•
Adjusted net investment income of $10.6 million, or $0.43 per share(1)
•
Net increase in net assets resulting from operations of $11.7 million, or $0.48 per share
•
Invested $114.4 million in debt and equity securities, including seven new portfolio companies
•
Received proceeds from repayments and realizations of $23.2 million
•
Paid supplemental dividend of $0.17 per share and regular quarterly dividend of $0.36 per share on March 25, 2022
•
Net asset value (“NAV”) of $486.5 million, or $19.91 per share, as of March 31, 2022
•
Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2022 of $43.3 million, or $1.77 per share

Management Commentary

“In the first quarter, we began to grow our portfolio of debt investments after five consecutive quarters of elevated levels of repayments. Originations were $114.4 million, nearly all of which was invested in debt securities in seven new portfolio companies, for net originations in the quarter of $91.3 million,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “We continue to expect another active year in the lower middle market providing us with opportunities to further increase our debt portfolio and monetize some of our equity investments. In evaluating opportunities, we intend to adhere to our proven underwriting principles and strategy of investing in high-quality companies that possess resilient business models, generate excess levels of cash flow to service debt and have positive long-term outlooks. We believe this consistent focus keeps us well positioned to generate attractive risk-adjusted returns and deliver value for our stockholders over the long term.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2022 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2022, as compared to the same period in 2021 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Interest income	$17,081	$19,138	$(2,057)	(10.7%)
Payment-in-kind interest income	547	968	(421)	(43.5%)
Dividend income	689	93	596	640.9%
Fee income	2,198	3,091	(893)	(28.9%)
Interest on idle funds	3	-	3	NM
Total investment income	$20,518	$23,290	$(2,772)	(11.9%)

Net investment income	$10,338	$11,081	$(743)	(6.7%)
Net investment income per share	$0.42	$0.45	$(0.03)	(6.7%)

Adjusted net investment income (1)	$10,608	$11,172	$(564)	(5.0%)
Adjusted net investment income per share (1)	$0.43	$0.46	$(0.03)	(6.5%)

Net increase (decrease) in net assets resulting from operations	$11,690	$11,538	$152	1.3%
Net increase (decrease) in net assets resulting from operations per share	$0.48	$0.47	$0.01	2.1%

The $2.8 million decrease in total investment income for the three months ended March 31, 2022, as compared to the same period in 2021 was primarily attributable to (i) a $2.5 million decrease in total interest income resulting from a decrease in average debt investment balances outstanding and lower weighted average yield on debt investment balances outstanding, (ii) a $0.6 million increase in dividend income due to increased levels of distributions received from equity investments, and (iii) a $0.9 million decrease in fee income resulting from a decrease in prepayment and amendment fees partially offset by an increase in origination fees.

For the three months ended March 31, 2022, total expenses, including the base management fee waivers and income tax provision, were $10.2 million, a decrease of $2.0 million, or (16.6%) from the $12.2 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended March 31, 2021. The decrease was primarily attributable to (i) a $0.8 million decrease in interest and financing expenses due to a decrease in average borrowings outstanding and the weighted average interest rate, (ii) a $0.1 million net increase in base management fee, including the base management fee waiver, due to higher average total assets (iii) a $1.6 million net decrease in the income incentive fee due to a $2.2 million decrease in pre-incentive fee net investment income, (iv) a $0.2 million increase in capital gains incentive fee accrued, and (v) a $0.1 increase in professional fees.

Net investment income decreased by $0.8 million, or (6.7%), to $10.3 million during the three months ended March 31, 2022 as compared to the same period in 2021, as a result of the $2.8 million decrease in total investment income, partially offset by the $2.0 million decrease in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, decreased by $0.6 million, or (5.0%), to $10.6 million.

For the three months ended March 31, 2022, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $6.9 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $3.2 million for the same period in 2021.

Portfolio and Investment Activities

As of March 31, 2022, the fair value of our investment portfolio totaled $812.0 million and consisted of 74 active portfolio companies and ten portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 112.8% of the related cost basis as of March 31, 2022. As of March 31, 2022, 37 portfolio company’s debt investments bore interest at a variable rate, which represented $460.1 million, or 70.7%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of March 31, 2022, our average active portfolio company investment at amortized cost was $9.7 million, which excludes investments in the ten portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 11.9% as of March 31, 2022. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2022, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

First quarter 2022 investment activity included the following new portfolio company investments:

•
AOM Intermediate Holdco, LLC (dba AllOver Media), a leading provider of alternative out-of-home advertising across the C-store & gas station, retail, truckside & transit markets, among others. Fidus invested $10.8 million in first lien debt and common equity.
•
CIH Intermediate, LLC, a technology-based risk management firm that provides education and customized price risk management services to businesses affected by volatility in the agriculture markets. Fidus invested $14.4 million in subordinated debt, and common and preferred equity.
•
Fishbowl Solutions, LLC, a leading provider of inventory management and manufacturing software. Fidus invested $14.5 million in first lien debt.
•
Micronics Filtration Holdings, Inc. (dba Micronics Engineered Filtration Group, Inc.), a global provider of aftermarket and OEM filtration equipment and consumables for use in mining, chemical, wastewater and various other industrial end markets. Fidus invested $22.4 million in first lien debt and common equity.
•
Quest Software US Holdings Inc., a global cybersecurity, data intelligence, and IT operations management software provider. Fidus invested $15.0 million in second lien debt.
•
Tedia Company, LLC, a leading manufacturer of high-purity solvents and chemicals focused on laboratory, pharmaceutical, and biotech end markets. Fidus invested $19.1 million in first lien debt, subordinated debt, and preferred equity and made a commitment up to $7.0 million of additional first lien debt.
•
Zonkd, LLC, a leading supplier of products and services to the home furnishings industry. Fidus invested $5.0 million in first lien debt and common equity and made a commitment of $1.0 million in additional first lien debt.

Liquidity and Capital Resources

As of March 31, 2022, we had $86.1 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of March 31, 2022, we had SBA debentures outstanding of $128.5 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of March 31, 2022, the weighted average interest rate on total debt outstanding was 3.7%.

Subsequent Events

On April 1, 2022, we invested $8.5 million in first lien debt and made a commitment up to $1.0 million of additional first lien debt of Choice Technology Solutions, LLC (dba Choice Merchant Solutions, LLC), a leading omnichannel global payments platform.

On April 13, 2022, we invested $11.0 million in second lien debt of Virtex Enterprises, LP, a leading vertically integrated electronic manufacturing services provider.

On April 19, 2022, we exited our debt investment in Comply365, LLC. We received payment in full of $8.8 million on our first lien debt, which includes a prepayment fee.

On April 21, 2022, we exited our equity investment in TransGo, LLC. We received a distribution on our common equity investment for a realized gain of approximately $1.9 million.

Second Quarter 2022 Base Dividend of $0.36 and Supplemental Dividend of $0.07 Per Share Declared

On May 2, 2022, our board of directors declared a base dividend of $0.36 per share and a supplemental dividend of $0.07 per share for the second quarter. The dividends will be payable on June 24, 2022, to stockholders of record as of June 10, 2022.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2022 taxable income, as well as the tax attributes for 2022 dividends, will be made after the close of the 2022 tax year. The final tax attributes for 2022 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2022 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 6, 2022. To participate in the conference call, please dial (866) 374-5140 approximately 10 minutes prior to the call. International callers should dial (404) 400-0571. Please reference conference ID # 30671486.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies and the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets and the impact of interest rate volatility, including the decommissioning of LIBOR; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31,	December 31,
	2022	2021
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,833, respectively)	$2,150	$2,151
Affiliate investments (cost: $46,542 and $55,519, respectively)	122,428	137,284
Non-control/non-affiliate investments (cost: $666,602 and $559,434, respectively)	687,417	579,689
Total investments, at fair value (cost: $719,976 and $621,786, respectively)	811,995	719,124
Cash and cash equivalents	86,113	169,417
Interest receivable	10,318	8,231
Prepaid expenses and other assets	580	413
Total assets	$909,006	$897,185
LIABILITIES
SBA debentures, net of deferred financing costs	$124,803	$103,978
Notes, net of deferred financing costs	245,290	245,016
Borrowings under Credit Facility, net of deferred financing costs	(483)	(595)
Secured Borrowings	17,443	17,637
Accrued interest and fees payable	3,615	4,668
Base management fee payable, net of base management fee waiver – due to affiliate	3,268	3,135
Income incentive fee payable – due to affiliate	1,053	2,622
Capital gains incentive fee payable – due to affiliate	23,361	29,227
Administration fee payable and other, net – due to affiliate	420	668
Taxes payable	2,043	2,410
Accounts payable and other liabilities	1,691	655
Total liabilities	$422,504	$409,421
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,437,400 shares
issued and outstanding at March 31, 2022 and December 31, 2021, respectively)	$24	$24
Additional paid-in capital	361,807	361,807
Total distributable earnings	124,671	125,933
Total net assets	486,502	487,764
Total liabilities and net assets	$909,006	$897,185
Net asset value per common share	$19.91	$19.96

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2022	2021
Investment Income:
Interest income
Control investments	$-	$593
Affiliate investments	884	848
Non-control/non-affiliate investments	16,197	17,697
Total interest income	17,081	19,138
Payment-in-kind interest income
Control investments	-	341
Affiliate investments	30	111
Non-control/non-affiliate investments	517	516
Total payment-in-kind interest income	547	968
Dividend income
Control investments	-	-
Affiliate investments	656	-
Non-control/non-affiliate investments	33	93
Total dividend income	689	93
Fee income
Control investments	-	400
Affiliate investments	137	183
Non-control/non-affiliate investments	2,061	2,508
Total fee income	2,198	3,091
Interest on idle funds	3	-
Total investment income	20,518	23,290
Expenses:
Interest and financing expenses	4,412	5,194
Base management fee	3,343	3,176
Incentive fee - income	1,053	2,669
Incentive fee (reversal) - capital gains	270	91
Administrative service expenses	422	413
Professional fees	515	323
Other general and administrative expenses	287	345
Total expenses before base management fee waiver	10,302	12,211
Base management fee waiver	(76)	-
Total expenses, net of base management fee waiver	10,226	12,211
Net investment income before income taxes	10,292	11,079
Income tax provision (benefit)	(46)	(2)
Net investment income	10,338	11,081
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	139	957
Affiliate investments	324	-
Non-control/non-affiliate investments	6,405	2,259
Total net realized gain (loss) on investments	6,868	3,216
Income tax (provision) benefit from realized gains on investments	1	-
Net change in unrealized appreciation (depreciation):
Control investments	-	892
Affiliate investments	(5,879)	3,952
Non-control/non-affiliate investments	560	(5,423)
Total net change in unrealized appreciation (depreciation) on investments	(5,319)	(579)
Net gain (loss) on investments	1,550	2,637
Realized losses on extinguishment of debt	(198)	(2,180)
Net increase (decrease) in net assets resulting from operations	$11,690	$11,538
Per common share data:
Net investment income per share-basic and diluted	$0.42	$0.45
Net increase in net assets resulting from operations per share — basic and diluted	$0.48	$0.47
Dividends declared per share	$0.53	$0.38
Weighted average number of shares outstanding — basic and diluted	24,437,400	24,437,400

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2022 and 2021.

	($ in thousands)
	Three Months Ended
	March 31,
	(unaudited)
	2022	2021
Net investment income	$10,338	$11,081
Capital gains incentive fee expense (reversal)	270	91
Adjusted net investment income (1)	$10,608	$11,172

	(Per share)
	Three Months Ended
	March 31,
	(unaudited)
	2022	2021
Net investment income	$0.42	$0.45
Capital gains incentive fee expense (reversal)	0.01	0.01
Adjusted net investment income (1)	$0.43	$0.46

(1)
Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com